As filed with the Securities and Exchange Commission on

        April 10, 1998                      Registration No. 333-16017
        --------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                         _______________________________
                         POST-EFFECTIVE AMENDMENT NO. 2
                             ON FORM S-3 TO FORM S-1
                             Registration Statement
                        Under the Securities Act of 1933
                        ________________________________

                            THERMO OPTEK CORPORATION
             (Exact name of registrant as specified in its charter)

                     Delaware                       04-3283973
         (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)        Identification No.)
                                 _______________

                              8 East Forge Parkway
                          Franklin, Massachusetts 02038
                                 (508) 553-1700
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                _______________

                          Sandra L. Lambert, Secretary
                            Thermo Optek Corporation
                         c/o Thermo Electron Corporation
                                81 Wyman Street
                                 P.O. Box 9046
                       Waltham, Massachusetts  02254-9046
                                 (781) 622-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                _______________

                                    Copy to:
                             Seth H. Hoogasian, Esq.
                                General Counsel
                            Thermo Optek Corporation
                         c/o Thermo Electron Corporation
                                81 Wyman Street
                                 P.O. Box 9046
                       Waltham, Massachusetts  02254-9046
                                 (781) 622-1000
                                 _______________

        Approximate date of commencement of proposed sale to the public:
        From time to time after the effective date of this registration statement.
PAGE

        If the only securities being requested on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


PAGE

                   SUBJECT TO COMPLETION, DATED APRIL 10, 1998

        PROSPECTUS
                                6,481,481 Shares

                            THERMO OPTEK CORPORATION

                                  Common Stock

                  This Prospectus relates to the resale of 6,481,481 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Thermo Optek Corporation ("Thermo Optek" or the "Company") issuable upon conversion of $96,250,000 principal amount of the Company's outstanding 5% Convertible Subordinated Debentures due 2000 (the "Debentures"). The Debentures are convertible, at the option of the holder (a "Selling Shareholder"), at a conversion price of $13.9446 per
        share, subject to adjustment for certain events.   The Shares may
        be offered from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The sellers of the Shares and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 _______________

        The Common Stock offered hereby involves a high degree of risk.
                         See "RISK FACTORS" at page 5.
                                _______________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------
PAGE

           None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisers to the sellers of the Shares) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the sellers of the Shares against certain liabilities under the Securities Act as underwriter or otherwise.

           The Company is a majority-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). The Common Stock is traded on the American Stock Exchange under the symbol "TOC." On April 9, 1998 the reported closing price of the Common Stock on the American Stock Exchange was $16.625 per share.


                 The date of this Prospectus is April __, 1998.

                                _________________


           No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus regarding the Company or the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Unless otherwise noted, all information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale or distribution and resale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

                                  _____________











                                        2
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






                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company; the address of such Web site is http://www.sec.gov. The Common Stock of the Company is listed on the American Stock Exchange, and the reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

           This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the applicable document filed with the Commission.

           The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:
        Sandra L. Lambert, Secretary, Thermo Optek Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P. O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone: (781) 622-1000).








                                        3
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






                                   THE COMPANY

           The Company is a worldwide leader in analytical instrumentation based upon energy and light measurements, and surface-analysis characterization and preparation. The Company's instruments are used in the elemental and molecular analysis of a wide variety of solids, liquids, and gases, as well as in testing and fabricating advanced materials.. Serving multibillion-dollar markets, the Company provides industry, government, and academia with complete solutions to specific analytical problems, moving sophisticated analytical technology outside the lab. The Company's instruments are used in virtually every industry for research and development, manufacturing, and quality control.
        The Company was incorporated in Delaware in August 1995 as a subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"). Thermo Instrument is a publicly traded majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

           Unless the context otherwise requires, references in this Prospectus to the Company refer to Thermo Optek Corporation and its subsidiaries and their predecessors. As of January 3, 1998, Thermo Instrument owned 91% of the Company's outstanding Common Stock. The Company's principal executive offices are located at 8 East Forge Parkway, Franklin, Massachusetts 02038, and its telephone number is (508) 553-1700.



























                                        4
PAGE

                                  RISK FACTORS

           In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

           Risks Associated with Technological Change, Obsolescence, and
           -------------------------------------------------------------
        the Development and Acceptance of New Products.  The market for
        ----------------------------------------------
        the Company's products is characterized by rapid and significant technological change and evolving industry standards. New product introductions responsive to these factors require significant planning, design, development, and testing at the technological, product, and manufacturing process levels, and may render existing products and technologies uncompetitive or obsolete. There can be no assurance that the Company's products will not become uncompetitive or obsolete. In addition, industry acceptance of new technologies developed by the Company may be slow to develop due to, among other things, existing regulations written specifically for older technologies and general unfamiliarity of users with new technologies.

           Risks Associated with Acquisition Strategy; No Assurance of a
           -------------------------------------------------------------
        Successful Acquisition Strategy.  The Company's growth strategy
        -------------------------------
        is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Certain businesses the Company has acquired in the past have had low levels of productivity, and businesses that the Company may seek to acquire in the future may also be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by the Company, the Company must successfully reduce expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. In addition, promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. There can be no assurance that the Company will be able to complete pending or future acquisitions. In order to finance any such acquisitions, it may be necessary for the Company to raise additional funds either through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company.

           Possible Adverse Effect from Consolidation in the
           -------------------------------------------------
        Environmental Market and Changes in Environmental Regulations.
        -------------------------------------------------------------
        One of the largest markets for the Company's products is environmental analysis. In recent years, there has been a contraction in the market for analytical instruments used for

                                        5
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





        environmental analysis. This contraction has caused consolidation in the businesses serving this market. Further consolidation or contraction may have an adverse impact in certain of the Company's businesses. In addition, most air, water, and soil analysis is conducted to comply with federal, state, local, and foreign environmental regulations. These regulations are frequently specific as to the type of technology required for a particular analysis and the level of detection required for that analysis. The Company develops, configures, and markets its products to meet customer needs created by existing and anticipated environmental regulations. These regulations may be amended or eliminated in response to new scientific evidence or political or economic considerations. Any significant change in environmental regulations could result in a reduction in demand for the Company's products.

           Possible Adverse Impact of Significant International
           ----------------------------------------------------
        Operations.  Sales outside the United States accounted for
        ----------
        approximately 63% of the Company's revenues in 1997, and the Company expects that international sales will continue to account for a significant portion of the Company's revenues in the future. Sales to customers in foreign countries are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries could impose withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. or foreign export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business and results of operations.

           Competition.  The Company encounters and expects to continue
           -----------
        to encounter intense competition in the sale of its products.
        The Company believes that the principal competitive factors affecting the market for its products include product performance, price, reliability, and customer service. The Company's competitors include large multinational corporations and their operating units, including The Perkin-Elmer Corporation and Varian Associates, Inc. These companies and certain of the Company's other competitors have substantially greater financial, marketing, and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. In addition, competition could increase if new companies enter the market or if existing competitors expand

                                        6
PAGE
        their product lines or intensify efforts within existing products lines. There can be no assurance that the Company's current products, products under development, or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors.

           Risks Associated with Protection, Defense, and Use of
           -----------------------------------------------------
        Intellectual Property.  The Company holds patents relating to
        ---------------------
        various aspects of its products, and believes that proprietary technical know-how is critical to many of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will issue from any pending or future patent applications owned by or license to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There also may be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.





                              SELLING SHAREHOLDERS

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





           The Selling Shareholders currently hold Debentures convertible into Shares which are the subject of this Prospectus. It is unknown if, when or in what amounts a Selling Shareholder may offer Shares for sale and there can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

           Because the Selling Shareholders may offer all or some of the Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Shareholders after the completion of this offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Shareholders after completion of this offering. To the best of the Company's knowledge, none of the Selling Shareholders, other than Mr. Robert McCabe, currently owns any shares of Common Stock.

           Other than as a result of the ownership of the Debentures, to the best of the Company's knowledge, none of the Selling Shareholders other than Mr. Robert McCabe, a Director of the Company, had any material relationship with the Company within the three year period ending on the date of this Prospectus.

           The names of the Selling Shareholders, the principal amount of Debentures held by each of them, and the number of Shares into which such Debentures are convertible are set forth below.



                                                         Number of
                                                        Shares into
                                           Principal       which
                                           Amount of  Debentures are
                Selling Shareholder       Debentures  Convertible (1)
                -------------------       ----------  ---------------

                                                               6,734
           ABN Amro Bank  ................  $100,000
           Bank Julius Baer & Co., Ltd.  . 1,410,000          94,949
           Bank Sarasin et Cie  ..........   500,000          33,670

           Bank Von Ernst and Cie AG  ....    75,000           5,050
           BHF Securities Corporation  ...   300,000          20,202
           Blondell Establishment  .......   200,000          13,468

           Bober & Co.  .................. 9,496,000         639,461
           Boyd & Co.  ................... 1,600,000         107,744
           Brown Brothers Harriman & Co.     110,000           7,407

           Cantrade Private Bank  ........   100,000           6,734
           Cie de Gestion et de Banque
           Gonet SA  .....................    125,000           8,417
           Clariden Bank Zurich  .........    75,000           5,050

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





           Credit Suisse Zurich  .........    75,000           5,050
                                             850,000          57,239
           Cudd & Co.  ...................
           Darier Hentsch et Cie  ........ 9,530,000         641,750
           Egger & Co.  .................. 1,750,000         117,845

           Forbank & Co.  ................ 4,575,000         308,080
           Gerlach & Co.  ................ 2,340,000         157,575
           Greig Middleton Ltd.  .........     5,000             336

           Gorman & Co.  .................    50,000           3,367
           Hare & Co.  ...................12,938,000         871,245
           J. Romeo & Co.  ...............   745,000          50,168

           Kink & Co.  ...................   100,000           6,734
           Lehman Brothers Inc.  ......... 2,284,000         153,804
           LGT Bank in Lichenstein AG  ...    50,000           3,367

           Loco & Co.  ................... 1,025,000          69,023
           Petronome Corp.  ..............   250,000          16,835

           Prudential Securities              100,000           6,734
           Incorporated  .................
           Swiss Volksbank Switzerland  ..    40,000           2,693
           TFinn & Co.  ..................   920,000          61,952

           Verwaltungs und Privat Bank AG    100,000           6,734
           Zvercher Kantonalbank
           Switzerland  ..................    500,000          33,670
           Akkad & Co.  .................. 5,000,000         336,700

           Alpine & Co.  .................   250,000          16,385
           Artistic Investments Ltd.  ....    90,000           6,060
           Auer & Co.  ...................   800,000          53,872

           Banque San Paolo  .............   500,000          33,670
           Biltrust Ltd.  ................   405,000          27,272
           Booth & Co.  ..................   530,000          35,690

           Bost & Co.  ................... 6,460,000         435,016
           Bridgerope & Co.  ............. 1,585,000         106,734

           C.O. Nominees                      150,000          10,101
           Limited/Chelmsford Essex  .....
           Catamaran & Co.  .............. 1,065,000           71,717
           Comar Inc.  ...................   200,000          13,468

           DeckAnchor & Co.  ............. 2,000,000         134,680
           Fuelship & Co.  ...............   430,000          28,956
           Glyns Nominees Limited  .......   350,000          23,569

           Robert A. McCabe  .............   100,000           6,734

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





           Merrill Lynch Pierce Fenner &
           Smith Incorporated  ...........    250,000          16,835
                                           3,852,000         259,393
           Muico & Co.  ..................
           Northman & Co.  ...............   580,000          39,057
           Pitt & Co.  ...................   350,000          23,569

           Republic New York Securities
           Corp.  ........................    250,000          16,835
           Salkeld & Co.  ................  2,000,000         134,680
           Tamarack & Co.  ...............  2,430,000         163,636

           Comdisco Foundation  ..........    100,000           6,734
           Hal Kirshner  .................    200,000          13,468
           William Pontikees 1985 Family
           Trust  ........................    100,000           6,734


        (1) Share amounts set forth in the table do not include fractional amounts which will be cashed out at the time of any conversion of Debentures into Shares.


                                 SALE OF SHARES

           The Company will not receive any of the proceeds from this offering. The Shares offered hereby may be sold from time to time by or for the accounts of any of the Selling Shareholders or by their pledgees, donees, distributees or transferees or other successors in interest to the Selling Shareholders. The Shares may be sold hereunder directly to purchasers by the Selling Shareholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchases or block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange with others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of the Shares. Each Selling Shareholder will be responsible for payment of any and all commissions to brokers.

           The aggregate proceeds to any Selling Shareholder from the sale of the Shares offered by a Selling Shareholder hereby will be the purchase price of such Shares less any broker's commissions.

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





           In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

           Any Selling Shareholder and any broker-dealer, agent or underwriter that participates with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

           The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

           The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.










                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

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





             The following documents previously filed with the Commission by the Company (File No. 1-11757) are hereby incorporated in this Prospectus by reference:

             (a) Annual Report on Form 10-K for the fiscal year ended January 3, 1998; and

             (b) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

             All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Sandra L. Lambert, Secretary, Thermo Optek Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone:
        (781) 622-1000).


                                  LEGAL MATTERS

           Certain legal matters relating to the Shares offered hereby have been passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermo Instrument and the Company. As of the date of such opinion, Mr. Hoogasian owned or had the right to acquire 6,000 shares of Common Stock, 20,921 shares of common stock of Thermo Instrument and 118,177 shares of common stock of Thermo Electron.




                                    EXPERTS

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





          The       financial  statements of  the  Company    included  in
        this Prospectus and the financial statement schedules included in the Registration Statement of which this Prospectus forms a part have
        been  audited  by   Arthur  Andersen   LLP,  independent   public
        accountants, to the extent and for the periods as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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






                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             Item 14.  Other Expenses of Issuance and Distribution.

           The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows. All amounts are estimated except the Securities and Exchange Commission registration fee.
                                                           Amount
                                                           ------
           Registration fee - Securities and Exchange      23,324.00
           Commission ...................................

           Legal fees and expenses ......................  10,000.00

           Accounting fees and expenses .................  10,000.00

           Miscellaneous ................................   6,676.00

                Total ...................................  50,000.00


             Item 15.  Indemnification of Directors and Officers.

             The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

             Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

             The Selling Shareholders are obligated under the Purchase Agreements to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act.

             Item 16.  Exhibits

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





             See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.


             Item 17.  Undertakings.

             (a) The undersigned Registrant hereby undertakes as follows:

                   (1) To file, during any period in which offers or
                       sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or
                            events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii)To include any material information with
                            respect to the plan of distribution not
                            previously disclosed in the registration statement or any material change to such information in the registration statement.

                            Provided, however, that paragraphs (a)(1)(i)
                       and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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





                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
        Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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




                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Commonwealth of Massachusetts, on this 10th day of April, 1998.

                                           THERMO OPTEK CORPORATION

                                           By:  /s/ Robert J. Rosenthal
                                               ------------------------
                                                Robert J. Rosenthal
                                                President and Chief
                                                Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

          Signature                    Title             Date
          ---------                    -----             ----

         /s/ Robert J. Rosenthal    President, Chief   April 10, 1998
        ------------------------    Executive Officer
        Robert J. Rosenthal         and Director (Principal
                                    Executive Officer)

        John N. Hatsopoulos*        Chief Financial    April 10, 1998
        -------------------------   Officer and Senior Vice President
        John N. Hatsopoulos         (Principal Financial Officer)

        Paul F. Kelleher*           Chief Accounting   April 10, 1998
        -------------------------   Officer (Principal
        Paul F. Kelleher            Accounting Officer)

        Earl R. Lewis*              Chairman of the    April 10, 1998
        ---------------------       Board and Director
        Earl R. Lewis

        Dr. George N. Hatsopoulos*  Director           April 10, 1998
        --------------------------
        Dr. George N. Hatsopoulos

        Stephen R. Levy             Director           April   , 1998
        --------------------------                           --
        Stephen R. Levy

        Robert A. McCabe*           Director           April 10, 1998
        --------------------
        Robert A. McCabe

        Arvin H. Smith*             Director           April 10, 1998
        -----------------------
        Arvin H. Smith

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





        * The undersigned Sandra L. Lambert, by signing her name hereto, does hereby execute this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-1 on behalf of each of the above-named persons pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

                                           /s/ Sandra L. Lambert
                                           ---------------------
                                           Sandra L. Lambert
                                           Attorney-in-Fact

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






                                  EXHIBIT INDEX


         Exhibit                  Description of Exhibit
         -------                  ----------------------
           No.
           ---
              4 Specimen Common Stock Certificate (filed as Exhibit 4 to the Registrant's Registration Statement on Form S-1 [Registration No. 333-3630] and incorporated herein by reference).

              5 Opinion of Seth H. Hoogasian, Esq. (previously filed)
            23.1  Consent of Arthur Andersen LLP
            23.2  Consent of Seth H. Hoogasian, Esq. (contained in
                  Exhibit 5)






        AA980390006

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





                                                             Exhibit 23.1



                    Consent of Independent Public Accountants
                    -----------------------------------------


        To Thermo Optek Corporation:

            As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 17, 1998, incorporated by reference in this registration statement and to all references to our firm included in or made a part of this registration statement on Form S-3.


                                                    Arthur Andersen LLP


        Boston, Massachusetts
        April 7, 1998